EXHIBIT 5
                            				  and
                      			     EXHIBIT 23(b)


VORYS, SATER, SEYMOUR AND PEASE
52 East Gay Street, Post Office Box 1008
Columbus, Ohio  43216-1008



May 23, 1995


Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
P. O. Box 738
Marietta, Ohio  45750-0738

Gentlemen and Ladies:

	We are familiar with the proceedings taken and proposed to be taken by Peoples Bancorp Inc., an Ohio corporation (the
"Company"), in connection with the institution of the Peoples
Bancorp Inc. 1995 Stock Option Plan (the "1995 Plan"), the granting of options to purchase common shares, without par value
(the "Common Shares"), of the Company pursuant to the 1995 Plan and the issuance and sale of Common Shares of the Company upon the exercise of options granted and to be granted under the 1995 Plan, as described in the Registration Statement on Form S-8
(the "Registration Statement") to be filed with the Securities and Exchange Commission on May 24, 1995. The purpose of the Registration Statement is to register 100,000 Common Shares reserved for issuance under the 1995 Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

	In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the 1995 Plan; (c) the Company's Amended Articles of Incorporation; (d) the Company's Regulations; and (e) certain proceedings of the directors and of the shareholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

	We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

	Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

	1. When options for the purchase of not more than 100,000 Common Shares have been granted to eligible employees and directors of the Company and its subsidiaries in accordance with the terms of the 1995 Plan, such options will be legally constituted and binding obligations of the Company in accordance with their terms.

	2. After the 100,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options under the 1995 Plan against payment of the purchase price therefor, in accordance with the terms of the 1995 Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

	Our opinion is limited to the General Corporation Law of Ohio in effect as of the date hereof. This opinion is furnished solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the 1995 Plan and the filing of the Registration Statement and any amendments thereto.
 This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

	Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.


                               				  Very truly yours,

                               				  /s/ VORYS, SATER, SEYMOUR AND PEASE
                               				  VORYS, SATER, SEYMOUR AND PEASE